Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

1720 North First St.	September 29, 2016
San Jose, CA 95112

Contact: Yvonne Kingman (310) 257-1434	For Immediate Release

CALIFORNIA WATER SERVICE ENTERS INTO AGREEMENT

TO OPERATE TRAVIS AIR FORCE BASE WATER SYSTEM

SAN JOSE, Calif.— California Water Service (Cal Water), the largest subsidiary of California Water Service Group (NYSE: CWT), announced today that it has entered into a 50-year agreement with the U.S. Department of Defense to acquire the water distribution assets of, and to provide water utility service to, the Travis Air Force Base beginning in 2018, subject to California Public Utilities Commission approval.

Travis Air Force Base is located adjacent to Fairfield, Calif., and near Cal Water’s Dixon, Calif., service area. Travis Air Force Base is host to the Air Force’s 60th Air Mobility Wing, which is the largest wing in its Air Mobility Command. The base handles more cargo and passenger traffic through its airport than any other military air terminal in the United States.

The water system utilizes surface water treated at a water treatment plant and groundwater from five wells, and includes distribution piping, storage tanks, hydrants, and other appurtenances to serve about 15,280 active and reserve personnel and civilians on the 6,400-acre base. Cal Water will also make initial capital improvements of about $12.7 million, with an anticipated capital investment of about $52 million over the 50-year term of the utility service contract.

“We are pleased to partner with the Department of Defense and Travis Air Force Base and serve the men and women who put their lives on the line to serve us and our country,” said President and Chief Executive Martin A. Kropelnicki. “We are committed to providing our customers and communities with more than just water, but also with quality, service, and value, and we look forward to doing that here for our military and civilian personnel, and their families.”

Under the terms of the utility service agreement, the California Public Utilities Commission would regulate water rates and tariffs for Travis Air Force Base utility service as part of Cal Water’s three-year rate case cycle, and based on rate base and expenses associated with providing water utility service to the base.

California Water Service Group is the parent company of California Water Service, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together, these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities. California Water Service was ranked “Highest in Customer Satisfaction among Water Utilities in the West” in 2016 by J.D. Power in its inaugural Water Utility Residential Customer Satisfaction Study. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: California Public Utilities Commission approval of the Travis Air Force Base utility service agreement; our ability to integrate the Travis Air Force Base water distribution system; other governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; changes in accounting valuations and estimates; changes in environmental compliance and water quality requirements; litigation that may result in damages or costs not recoverable from third parties;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather and climate on water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; labor relations matters as we negotiate with the unions; federal health care law changes that could result in increases to Company health care costs and additional income tax expenses in future years; changes in federal and state income tax regulations and treatment of such by regulatory commissions; increases in our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

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